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                                                                   EXHIBIT  11

                     ROWAN COMPANIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PRIMARY AND FULLY
                       DILUTED EARNINGS (LOSS) PER SHARE
                    (in thousands except per share amounts)


                                                                 For  the  Year  Ended  December  31
                                                           -------------------------------------------------
                                                             1996                 1995                 1994
                                                           --------             --------             -------
Weighted average shares of common  stock
   outstanding                                              85,335               84,589               84,092

Stock options (treasury stock method)                        2,107                  630   (A)            444   (A)
                                                           -------------------------------------------------
Weighted average shares for primary
   earnings (loss) per share calculation                    87,442               85,219               84,536

Stock options (treasury stock method)                          450                  790   (A)

Shares issuable from assumed conversion
   of floating rate subordinated
   convertible debentures                                      400                  400   (A)            400   (A)
                                                           -------------------------------------------------
Weighted average shares for fully diluted
   earnings (loss) per share calculation                    88,292               86,409               84,936
                                                           =================================================

Net income (loss) for primary calculation                  $61,338             ($18,436)            ($22,989)

Subordinated debenture interest                                323                  374                  301
                                                           -------------------------------------------------
Net income (loss) for fully diluted
   calculation                                             $61,661             ($18,062)            ($22,688)
                                                           =================================================

Primary earnings (loss) per share                            $0.70               ($0.22)              ($0.27)
                                                           =================================================

Fully diluted earnings (loss) per share                      $0.70               ($0.21)   (B)        ($0.27)
                                                           =================================================



          Note: Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.


            (A) Included in accordance with Regulation S-K Item 601(b)(11) although not required to be provided or by Accounting Principles Board Opinion No. 15 because the effect is insignificant.


            (B) This calculation is submitted in accordance with regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.